Exhibit 99.1

FAT Brands Announces Appointment of Taylor Wiederhorn as Co-CEO

Rob Rosen Transitions to Consulting Role at Global Restaurant Franchising Company

LOS ANGELES, April 29, 2025 (GLOBE NEWSWIRE) — FAT (Fresh. Authentic. Tasty.) Brands Inc., parent company of Round Table Pizza, Fatburger, Johnny Rockets and 15 other restaurant concepts, announces the appointment of Taylor Wiederhorn as Co-Chief Executive Officer. Effective today, April 29, Rob Rosen will transition from his role as Co-CEO to a consulting position focused on debt/capital markets for the company. Ken Kuick will continue to serve as Co-Chief Executive Officer and Chief Financial Officer.

“For the last eight years, I have served as Chief Development Officer, overseeing the sale of thousands of new franchise locations across our portfolio of brands. Most recently, in 2023, I assumed the role of brand CEO for 15 of our concepts,” said Taylor Wiederhorn, Chief Development Officer of FAT Brands. “Stepping into the Co-CEO role will be a seamless transition as I am confident that my unique background and growth perspective will complement the financial acumen of Co-CEO, Ken Kuick.”

“It has been an incredible four years at FAT Brands—filled with numerous strategic acquisitions, assuming the role of Co-CEO in 2023, and most recently, the IPO of Twin Hospitality Group,” said Rob Rosen, Co-CEO of FAT Brands. “I look forward to continuing to help drive the company forward, maintaining a consulting role focused on debt/capital markets.”

For more information on FAT Brands, visit www.fatbrands.com.

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About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual, quick-service, casual and polished casual dining restaurant concepts around the world. The Company currently owns 18 restaurant brands: Round Table Pizza, Fatburger, Marble Slab Creamery, Johnny Rockets, Fazoli’s, Twin Peaks, Great American Cookies, Smokey Bones, Hot Dog on a Stick, Buffalo’s Cafe & Express, Hurricane Grill & Wings, Pretzelmaker, Elevation Burger, Native Grill & Wings, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses, and franchises and owns over 2,300 units worldwide. For more information on FAT Brands, please visit www.fatbrands.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect expectations of FAT Brands Inc. (“we” or “our”) concerning the future and are subject to significant business, economic and competitive risks, uncertainties and contingencies. These factors are difficult to predict and beyond our control, and could cause our actual results to differ materially from those expressed or implied in such forward-looking statements. We refer you to the documents that we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other factors. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

MEDIA Contact:

Erin Mandzik, FAT Brands

emandzik@fatbrands.com

860-212-6509